FOR IMMEDIATE RELEASE

Norfolk Southern EVP and CFO Marta Stewart to retire

Company has initiated internal and external search for successor

NORFOLK, Va., April 26, 2017 – Norfolk Southern Corporation (NYSE: NSC) today announced that Marta R. Stewart, executive vice president and chief financial officer of Norfolk Southern Corp., intends to retire effective Aug. 1, 2017.

NS has initiated a comprehensive search to identify the company’s next chief financial officer and will consider both internal and external candidates with the assistance of an executive search firm.

“Marta has made significant contributions to NS over the course of her career, most recently as one of the architects of our strategic plan,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Her intimate knowledge of the railroad business, engagement with stakeholders inside and outside the company, and relentless focus on driving shareholder value has positioned NS for continued success. On behalf of the board and management team, I thank Marta for her service and wish her the best in retirement. We look forward to Marta’s continued leadership as we conduct our CFO search and execute an orderly transition to her successor.”

“I am very proud of the company’s accomplishments during my tenure and the progress we have made in implementing our strategic plan,” said Ms. Stewart. “I will miss working with a great leadership team and talented employees, and am confident NS is on track to achieve its objectives as it becomes an even stronger, more profitable railroad.”

Since joining NS in 1983 as an accountant, Ms. Stewart has been instrumental in developing the company’s accounting systems and controls. Prior to Ms. Stewart’s appointment as executive vice president and chief financial officer in 2013, she assumed roles of increasing responsibility in finance and served as vice president accounting and controller, and vice president finance and treasurer. Ms. Stewart has been a key strategic advisor to the NS CEO, agent for change throughout the company, and advocate for NS shareholders.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

###